SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EVERYDAY HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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EVERYDAY HEALTH, INC.
345 Hudson Street, 16th Floor
New York, NY 10014
(646) 728-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Everyday Health, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 2, 2015 at 10:00 a.m. Eastern Daylight Time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036 for the following purposes:

1.	To elect the Board of Directors’ two nominees for director to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to Be Held on Tuesday, June 2, 2015 at 10:00 a.m. Eastern Daylight Time at the
offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors

Alan Shapiro
Executive Vice President, General Counsel and Secretary

New York, New York
April 21, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EVERYDAY HEALTH, INC.
345 Hudson Street, 16th Floor
New York, NY 10014
(646) 728-9500

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 2, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Everyday Health, Inc. (sometimes referred to as “we,” “us,” “our” or the “Company”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 21, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 1, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, June 2, 2015 at 10:00 a.m. Eastern Daylight Time at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036. Directions to the Annual Meeting may be found at http://www.cooley.com/offices. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 31,562,028 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or through the internet or fill out and return a proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy (1) over the telephone, (2) through the internet or (3) by using a proxy card that you may request or that we may elect to deliver at a later time as described under the question titled “Will I receive any other proxy materials by mail?” above. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card that you have requested or that we have elected to deliver, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Daylight Time on June 1, 2015 to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on June 1, 2015 to be counted.

Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instruction, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card but do not specify how your shares are to be voted, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 345 Hudson Street, 16th Floor, New York, NY 10014.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2015, to our Secretary at 345 Hudson Street, 16th Floor, New York, NY 10014. If you wish to bring a matter before the stockholders at next year’s annual meeting that is not included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than February 3, 2016 and no later than March 4, 2016. You are advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count (1) with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (2) with respect to Proposal 2, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for either proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal 2, ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires in 2015. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage all directors and director nominees to attend the Annual Meeting of Stockholders unless an emergency prevents them from doing so.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting

David Golden has served as a member of the Board since February 2009. Mr. Golden has served as Managing Partner of Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden served as Partner, Executive Vice President and Strategic Advisor of Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank, from its founding in 2010 until December 2012. Previously, Mr. Golden served in various positions over an 18-year period at JPMorgan Chase & Co., a financial services firm, and a predecessor company, Hambrecht & Quist LLC, most recently serving as Vice Chairman and Director of the global investment banking practice for technology, media and telecommunications from January 2001 until February 2006. From November 1984 until December 1987, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden serves on the board of directors of Barnes & Noble, Inc., a book retailer, Blackbaud, Inc., a supplier of software and services specifically designed for nonprofit organizations, and a number of privately-held companies. Mr. Golden also serves as a member of the advisory boards of Granite Ventures, LLC and Partners for Growth, L.P. Mr. Golden received an A.B. from Harvard University and a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review. Mr. Golden brings to the Board extensive experience in investment banking, including expertise in advising executives and boards of directors of media and technology companies in the areas of capital raising, mergers and acquisitions, strategy and operations. Mr. Golden also brings to the Board his background as a lawyer.

Sharon Wienbar has served as a member of the Board since August 2007. Since May 2001, Ms. Wienbar has served first as a Director and later as a Managing Director and then a Partner at Scale Venture Partners, a technology and healthcare venture capital firm. From June 1999 until September 2000, Ms. Wienbar served as Vice President, Marketing at Amplitude Software Corp., a provider of Internet resource scheduling solutions, and then at Critical Path, Inc., a software-as-a-service company that acquired Amplitude. Previously, Ms. Wienbar worked in product marketing at Adobe Systems Incorporated, a software and technology company, and as a strategic consultant at Bain &

Company, a consulting firm. Ms. Wienbar serves on the board of directors of a number of privately-held companies, and also serves on Microsoft Inc.’s venture advisory committee. Ms. Wienbar received an A.B. and A.M. in Engineering from Harvard University and an M.B.A. from Stanford University. Ms. Wienbar brings to the Board extensive operational experience in the Internet and technology sectors, as well as expertise in advising and managing companies in the Internet, technology and healthcare sectors on strategic, operational and financial matters.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2016 Annual Meeting

Dana L. Evan has served as a member of the Board since October 2009. Since July 2007, Ms. Evan has invested in, and served on the boards of directors of, companies in the Internet, technology and media sectors. Since 2013, Ms. Evan has also served as a Venture Partner of Icon Ventures, a venture capital firm. From May 1996 until July 2007, Ms. Evan served as Chief Financial Officer of VeriSign, Inc., a provider of intelligent infrastructure services for the Internet and telecommunications networks. Previously, Ms. Evan worked as a financial consultant in the capacity of Chief Financial Officer, Vice President of Finance or Corporate Controller over an eight-year period for various public and private companies and partnerships, including VeriSign, Delphi Bioventures, a venture capital firm, and Identix Incorporated, a multi-biometric technology company. Prior to serving as a financial consultant, Ms. Evan worked in a variety of positions at KPMG LLP, most recently serving as a Senior Manager. Ms. Evan also serves on the board of directors of Proofpoint, Inc., a security-as-a-service vendor that delivers data protection solutions, Box, Inc., a cloud-based enterprise content collaboration and file sharing service, Criteo S.A., a global technology company that specializes in performance display advertising, and a number of privately-held companies. During the past five years, Ms. Evan formerly served on the board of directors of Fusion-io, Inc., a computer hardware and software systems company. Ms. Evan is a Certified Public Accountant and received a B.S. in Commerce with a concentration in Accounting and Finance from Santa Clara University. Ms. Evan brings to the Board broad expertise in operations, strategy, accounting, financial management and investor relations at both public and privately-held technology and Internet companies.

Habib Kairouz has served as a member of the Board since March 2003. Mr. Kairouz is a Managing Partner of Rho Capital Partners, Inc., an investment and venture capital management company, where he has worked since 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leverage buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz also serves on the board of directors of Intralinks Holdings, Inc., a global technology provider, ReachLocal, Inc., a provider of online marketing, and a number of privately-held companies. During the past five years, Mr. Kairouz formerly served on the board of directors of Bluefly, Inc. Mr. Kairouz received a B.S. in Engineering from Cornell University and an M.B.A. in Finance from Columbia University. Mr. Kairouz brings to the Board broad expertise in advising and managing Internet and technology companies on strategic, operational and financial matters, including companies in the online advertising field, as well as his experience in investment banking.

Directors Continuing in Office Until the 2017 Annual Meeting

Douglas McCormick has served as a member of the Board since March 2003 and the chairman of the Board since March 2008. Mr. McCormick has served as a Venture Partner at Rho Capital Partners, Inc., an investment and venture capital management company, since November 2006. From July 2000 until May 2006, Mr. McCormick served as Chief Executive Officer of iVillage Inc. Mr. McCormick also served as chairman of the board of directors or iVillage Inc. from April 2001 until May 2006 and its President from April 2000 until July 2000. From December 1998 until April 2000, Mr. McCormick served as President of McCormick Media, a media consulting firm. From February 1993 until December 1998, Mr. McCormick served as President and Chief Executive Officer of Lifetime Television Networks, a joint venture of The Hearst Corporation and The Walt Disney

Company. Previously, he held various other positions at Lifetime Television Networks in the sales, marketing and research departments. Mr. McCormick also serves on the board of directors of Media General, Inc., a multimedia company, and a number of privately-held companies. During the past five years, Mr. McCormick formerly served on the board of directors of LIN Media LLC, a publicly-held owner and operator of television stations and digital properties, prior to its merger with Media General, Inc. Mr. McCormick received a B.A. from the University of Dayton and an M.B.A. from Columbia University. Mr. McCormick brings to the Board his extensive experience in operating, managing and advising online and offline media companies. He also has expertise in public company corporate governance.

Myrtle Potter has served as a member of the Board since September 2010. Since July 2007, Ms. Potter has served as Chief Executive Officer and Founder of Myrtle Potter & Company, LLC, a private consulting firm. From August 2009 until late 2014, Ms. Potter served as Founder and CEO of Myrtle Potter Media, Inc., a consumer healthcare company. From June 2005 until July 2012, Ms. Potter served as Chief Executive Officer of Chapman Properties, Inc., which was part of a group of real estate sales, financing and development companies owned by Ms. Potter. From May 2000 until September 2005, Ms. Potter worked at Genentech, Inc., a biopharmaceutical company, where she most recently served as President, Commercial Operations. Ms. Potter currently serves on the board of directors of Rite Aid Corporation, a leading drugstore chain, INSMED Incorporated, a biopharmaceutical company, and a number of privately-held companies. During the past five years, Ms. Potter formerly served on the board of directors of Medco Health Solutions Inc. and Express Scripts Holding Co. Ms. Potter received a B.A. from the University of Chicago. Ms. Potter brings to the Board broad expertise in the healthcare industry as a result of serving as a senior executive at global pharmaceutical companies and her experience as a healthcare consultant and advisor specializing in corporate strategy, commercial strategy and product development.

Benjamin Wolin is co-founder of the Company and has served as the Company’s Chief Executive Officer and a member of the Board since its inception in January 2002. From September 1999 until December 2001, Mr. Wolin served as Vice President of Production and Technology for Beliefnet, Inc., an online provider of religious and spiritual information. Previously, Mr. Wolin served as Web Producer for Tribune Interactive, Inc., a multimedia corporation, and held several consulting positions with interactive companies. Mr. Wolin received a B.A. in History from Bowdoin College. As a co-founder of the Company and its Chief Executive Officer, Mr. Wolin brings expertise and knowledge regarding the Company’s business and operations to the Board. Mr. Wolin also brings to the Board his prior experience in operations and technology in the interactive media industry.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board

As required under NYSE listing requirements, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing requirements and rules of NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that none of the following directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE: Douglas McCormick, Dana L. Evan, David Golden, Habib Kairouz and Sharon Wienbar.

Board Leadership Structure

The Board has an independent chair (the “Board Chair”), Douglas McCormick, who has authority, among other things, to call and preside over meetings of the Board, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that an independent Board Chair reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is conducive to objective evaluation and oversight of management’s performance, increasing management accountability and the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

A key responsibility of the Board is the overall risk management of the Company’s operations and financial reporting. The Board does not have a standing risk management committee, but rather administers this risk oversight function directly through the Board as a whole, as well as through the existing committees of the Board that have specific areas of oversight. In particular, the Board has overall responsibility for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Company’s Audit Committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Company’s Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance guidelines. The Company’s Compensation Committee assesses and monitors whether any of the Company’s compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of The Board

During 2014, the Board met in person or by telephone five times and acted by written consent two times. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these three standing committees has a written charter approved by the Board that reflects the applicable standards and requirements adopted by the SEC and NYSE. A copy of each charter can be found on the Company’s website, http://ir.everydayhealth.com, under the section titled “Corporate Governance.” Information contained in, or accessible through, the Company’s website is not a part of this proxy statement.

The following table provides membership and meeting information for the Company’s fiscal year ended December 31, 2014 for each committee of the Board:

Name	Audit		Compensation		Nominating and Corporate Governance
Benjamin Wolin			X	(1)
Douglas McCormick			X		X
Dana L. Evan	X	*	X
David Golden	X				X
Habib Kairouz					X	*
Myrtle Potter	X	(1)	X	(1)
Sharon Wienbar	X		X	*	X	(1)
D. Jarrett Collins					X	(1)
Donn Davis			X	(1)	X	(1)
Total meetings in fiscal year ended December 31, 2014	6		2		0

*	Committee Chairperson

(1)	Denotes a member of the Board or former member of the Board who resigned from the relevant committee of the Board upon the completion of the Company’s initial public offering in April 2014.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The standing committees regularly report to the Board on their actions and recommendations. The committees periodically review their charters and assess their own performance. In addition, the Board, through the Nominating and Corporate Governance Committee, conducts an annual review of the performance of management and the Board, including Board committees.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Ms. Evan, Mr. Golden and Ms. Wienbar. During 2014, the Audit Committee met in person or by telephone six times.

The Board reviews the listing standards of the NYSE at least annually and has determined that each member of the Audit Committee is an independent director, as defined under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act, and that each such member meets the NYSE’s requirements for financial literacy.

The Board has also determined that Ms. Evan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Evan’s level of knowledge and experience based on a number of factors, including her formal education and experience as a certified public accountant and chief financial officer for public reporting companies. Ms. Evan currently serves on the board of directors of three other public companies, including Proofpoint, Inc., Box, Inc. and Criteo S.A. The Board has determined that such simultaneous service will not impair the ability of Ms. Evan to effectively serve on the Audit Committee.

Report of the Audit Committee of the Board

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors
Ms. Dana L. Evan, Chair
Mr. David Golden
Ms. Sharon Wienbar

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board is composed of three directors: Ms. Evan, Ms. Wienbar and Mr. McCormick. The Board has determined that each of these directors is an independent director under applicable listing standards of the NYSE, is a non-employee director as defined in Rule 16b-3 under the Exchange Act and is an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

During 2014, the Compensation Committee met in person or by telephone two times and acted by written consent six times.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	oversight of the Company’s compensation structure, policies and programs, and assessment of whether the Company’s compensation structure establishes appropriate incentives for officers and employees;

•

review and approval corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and other executive officers, evaluation of the performance of these officers in light of those goals and objectives and determining the compensation of these officers based on such evaluations;

•	review and recommendation to the Board any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with these officers;

•	administration of the issuance of stock options and other equity awards under the Company’s stock plans; and

•	appointment, compensation and oversight of the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the Compensation Committee.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members and the adequacy of its charter.

Compensation Committee Processes and Procedures

The Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer and General Counsel. Various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Compensation Committee also meets in executive session when circumstances warrant. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with the requirements of the NYSE.

In 2014, in connection with the Company’s initial public offering, the Compensation Committee engaged Towers Watson as compensation consultants because of its strong reputation and record in advising similarly situated companies and its previous experience with the Company. The Compensation Committee requested that Towers Watson evaluate the Company’s equity compensation plans and allocations, analyze the Company’s compensation packages for its senior executives and provide advice on the compensation program for the Board. As part of its engagement, Towers Watson was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Towers Watson also met with members of the Company’s senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Towers Watson ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Towers Watson and resulting modifications based on such dialogue, the Compensation Committee adopted the recommendations of Towers Watson and recommended that the Board approve such recommendations.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations for cash and equity-based compensation submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance and cash and equity-based compensation is conducted by the Compensation Committee, which determines any adjustments to his compensation. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. The Compensation Committee specifically approves all equity-based awards.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Ms. Evan, Ms. Wienbar and Mr. McCormick. None of the current members of the Compensation Committee has at any time during the past three years been one of the Company’s officers or employees. Mr. Wolin, the Company’s Chief Executive Officer, served on the Compensation Committee prior the completion of the Company’s initial public offering in 2014, at which time he ceased to be a member of the Compensation Committee. None of the Company’s other executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and periodically reviewing and assessing corporate governance principles of the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Golden, Mr. Kairouz and Mr. McCormick. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02).

During 2014, in connection with the Company’s initial public offering, the full Board made numerous decisions regarding the Company’s corporate governance structure and policies. Due to the full Board’s involvement with respect to corporate governance decisions in 2014, the Nominating and Corporate Governance Committee did not meet during 2014.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and possessing the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will typically consider diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In identifying new director candidates, the Nominating and Corporate Governance Committee will use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee will select a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for the Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should be in writing and delivered to the Nominating and Corporate Governance Committee at the following address: Everyday Health, Inc., 345 Hudson Street, 16th Floor, New York, NY 10014. Submissions must include the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock, including the class and number of shares of each class of capital stock owned and date(s) the shares were acquired. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee will aggregate the recommendations and consider them at a meeting prior to the issuance of the proxy statement for the Company’s next Annual Meeting of Stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at the Annual Meeting of Stockholders must be in writing and received by us no later than 120 calendar days in advance of the first anniversary date of mailing of the Company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, including any proposals to be included in that year’s proxy materials. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder Communications with the Board

The Company’s stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary of the Company at Everyday Health, Inc., 345 Hudson Street, 16th Floor, New York, NY 10014. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent; and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

Any such communication will be reviewed by the Corporate Secretary of the Company, who will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Any interested person may, however, communicate directly with the Board Chair or with the non-management or independent directors as a group. Persons interested in communicating directly with the Board Chair or with the non-management or independent directors as a group regarding their concerns or issues may do so by addressing correspondence to the Board Chair or the non-management or independent directors generally, in care of Everyday Health, Inc. at 345 Hudson Street, 16th Floor, New York, NY 10014. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Code of Ethics

The Company has adopted the Everyday Health, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://ir.everydayhealth.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

In 2014, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at http://ir.everydayhealth.com.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the Stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board may in its discretion direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees(1)	$1,961,000	$655,000
Audit-Related Fees	—	—
Tax Fees(2)	$99,463	$86,500
All Other Fees	—	—

Total Fees	$2,060,463	$741,500

(1)

“Audit Fees” consisted of fees for the audit of the Company’s annual financial statements, including audited financial statements presented in the Company’s annual report on Form 10-K, review of the financial statements presented in the Company’s quarterly reports on Form 10-Q, and services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. For the fiscal year ended 2014, “Audit Fees” also include $1,064,500 for services rendered by the independent registered public accounting firm in connection with the Company’s Form S-1 related to its initial public offering.

(2)

“Tax Fees” consisted of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All fees described above were pre-approved by the Audit Committee in accordance with SEC requirements.

In connection with the audit of the Company’s 2014 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. To date, such pre-approvals have been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. Additionally, the Audit Committee may adopt a pre-approval policy to pre-approve specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our current executive officers, including their ages as of April 1, 2015:

Name	Age	Position(s)
Benjamin Wolin	40	Chief Executive Officer and Director
Michael du Toit	62	President
Brian Cooper	50	Executive Vice President, Chief Financial Officer
Alan Shapiro	46	Executive Vice President, General Counsel

Benjamin Wolin. Biographical information for our Chief Executive Officer and director, Benjamin Wolin, is included above with the director biographies under the caption “Directors Continuing in Office Until the 2017 Annual Meeting.”

Michael du Toit has served as the Company’s President since February 2015. Prior to joining the Company, Mr. du Toit served as an executive at Publicis Groupe S.A., the third largest advertising and media company in the world, for the past nine years. From June 2014 until February 2015, Mr. du Toit served as Global Group President for Publicis Healthcare Communications Group, the largest healthcare communications network in the world, and was responsible for Digitas Health Lifebrands, Publicis Lifebrands Medicus and Medicus International, leading advertising and marketing communications companies servicing the health and wellness industries. From March 2012 until June 2014, Mr. du Toit served as President of Publicis Healthcare Communications Group. From July 2011 until March 2012, Mr. du Toit served as President of Digitas Health and Razorfish Health. From 2006 until March 2012, Mr. du Toit held senior executive positions at Digitas Health, where he was a founding member, and at Razorfish Health. Mr. du Toit also spent five years at Glaxo where as Vice President of Marketing he was responsible for launching several blockbuster pharmaceutical products. Mr. du Toit started his career at Unilever and has also worked at Grey Global Group and BBD&O. Mr. du Toit received a B.S. in Economics and Marketing from Stellenbosch University in South Africa.

Brian Cooper has served as the Company’s Executive Vice President, Chief Financial Officer since April 2008. From September 2003 until April 2008, Mr. Cooper served as the Company’s Senior Vice President, Chief Financial Officer. From June 2000 until August 2003, Mr. Cooper was Chief Financial Officer of AdOne LLC, a joint venture of leading media companies. From April 1999 until June 2000, Mr. Cooper served as an Audit Partner in the Information, Communications and Entertainment practice of KPMG LLP, an independent registered public accounting firm. From September 1996 until April 1999, Mr. Cooper served as a Senior Manager in the Media and Entertainment practice of Ernst & Young LLP, an independent registered public accounting firm. From August 1988 until September 1996, Mr. Cooper served as Vice President of Finance of Interfilm, Inc., a producer and distributer of live action video games. From July 1986 until August 1988, Mr. Cooper served as a member of the Entrepreneurial Services Group of Ernst & Young LLP. Mr. Cooper is a Certified Public Accountant, received a B.S. in Business Administration from American University and graduated from the Executive Development Program at the Wharton School of the University of Pennsylvania.

Alan Shapiro has served as the Company’s Executive Vice President, General Counsel since November 2009. From November 2007 until November 2009, Mr. Shapiro served as the Company’s Senior Vice President, General Counsel. From September 2002 until October 2007, Mr. Shapiro served as General Counsel of NetRatings, Inc., a global Internet media and market research firm. From April 2000 until July 2002, Mr. Shapiro served as General Counsel of Jupiter Communications, Inc. and its successor company, Jupiter Media Metrix, Inc., a provider of Internet media and market research services. Mr. Shapiro worked as a corporate attorney at Brobeck, Phleger & Harrison LLP from August 1998 until April 2000 and Dechert LLP from March 1997 until August 1998. Mr. Shapiro received a B.A. from Columbia University and a J.D. from the UCLA School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2015 by: (i) each director and nominee for director; (ii) each of the individuals named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

Name of Beneficial Owner(1)	Beneficial Ownership(1)
	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with Rho Ventures(2)	4,107,522	13.0%
c/o Rho Capital Partners, Inc. 152 West 57th Street, 23rd Floor New York, NY 10019
Revolution WF Holdings LLC(3)	3,647,918	11.6
1717 Rhode Island, Ave., NW, Suite 1000 Washington, DC 20036
Goldman Sachs Asset Management(4)	2,350,421	7.5
200 West Street New York, NY 10282
Wellington Management Group LLP(5)	1,998,093	6.3
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
Scale Venture Partners II, LP(6)	1,736,798	5.5
950 Tower Lane, Suite 700 Foster City, CA 94404
Directors and Executive Officers
Benjamin Wolin(7)(8)	1,174,011	3.6
Brian Cooper(9)	384,961	1.2
Scott Wolf(10)	262,444	*
Dana L. Evan(11)	149,498	*
David Golden(12)	40,471	*
Habib Kairouz(2)(13)	4,133,797	13.1
Douglas McCormick(14)	354,411	1.1
Myrtle Potter(15)	73,810	*
Sharon Wienbar(16)	10,833	*
All current executive officers and directors as a group (10 persons)(17)	6,481,369	19.4%

*	Less than one percent.

(1)

Unless otherwise indicated, the address for each director and executive officer is c/o Everyday Health, Inc., 345 Hudson Street, 16th Floor, New York, NY 10014. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

The information shown is as of December 31, 2014 and is based upon disclosures filed on Schedule 13G on January 29, 2015 by Rho Ventures VI, L.P. (“RV VI”), Rho Ventures III Holdings LLC (“RV III”), Rho Ventures II Holdings (“RV II”), Rho Venture Partners Holdings LLC (“RVP Holdings”), Rho Investment Partners Holdings LLC (“RIP Holdings”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Pinnacle Investment Partners “Q-4”, L.P., (“Q4”), Pinnacle Management Partners LLC (“PMP”), RUGU Partners

LLC (“Rugu”) Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly”).

The number reported includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Company directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.

Certain of the shares reported above held by RV II, RV III, RVP Holdings, RIP Holdings, RCP, Q4, Ruch and the Managed Account are transferable to Benjamin Wolin and Michael Keriakos, our former President, upon exercise of a performance warrant agreement by them. The shares subject to the performance warrant consist of (i) all of the 30,931 shares held directly by RV II; (ii) 27,725 shares held directly by RV III; (iii) all of the 58,712 shares held directly by RVP Holdings; (iv) 53,586 shares held directly by RIP Holdings; (v) 5 shares held directly by Ruch; (vi) 51 shares held directly by RCP; (vii) 5,070 shares held directly by Q4 and (viii) 610 shares held in the Managed Account.

(3)

The information shown is as of December 31, 2014 and is based upon disclosures filed on Schedule 13G on February 13, 2015 by Revolution WF Holdings LLC (“Revolution WF”), Revolution Management Company LLC (“Management”), Revolution LLC (“Revolution”), The Stephen M. Case Revocable Trust (the “Trust”), Stephen M. Case (“Case”). The shares reported are directly owned by Revolution WF. Management wholly-owns Revolution WF. Revolution wholly-owns Management and the Trust owns a majority in interest of Revolution. Case is the sole Trustee of the Trust.

(4)

The information shown is as of December 31, 2014 and is based upon disclosures filed on Schedule 13G on February 13, 2015 by Goldman Sachs Asset Management. Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, report their interest collectively as Goldman Sachs Asset Management.

(5)

The information shown is as of December 31, 2014 and is based upon disclosures filed on Schedule 13G on February 12, 2015 by Wellington Management Group LLP. The securities attributed to Wellington Management Group LLP are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, formerly known as Wellington Management Company, LLP, which was an investment adviser to these clients as of December 31, 2014.

(6)

The information shown is as of December 31, 2014 and is based upon disclosures filed on Schedule 13G on February 12, 2015 by Scale Venture Partners II, LP. Includes 9,166 shares one of the members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP, has the right to acquire within 60 days of December 31, 2014 pursuant to options outstanding to purchase shares of the Company’s common stock. Voting and/or disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the three managing members of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. The three managing members of Scale Venture Management II, LLC are Kate Mitchell, Stacey Bishop and Rory O’Driscoll.

(7)	Excludes 233,333 shares that Benjamin Wolin may acquire from certain of our other stockholders upon his exercise of a performance warrant agreement.

(8)	Includes 439,574 shares held individually and 734,437 shares subject to options that are exercisable within 60 days of February 15, 2015.

(9)	Includes 580 shares held individually and 384,381 shares subject to options that are exercisable within 60 days of February 15, 2015.

(10)	Includes 42,880 shares held individually and 219,564 shares subject to options that are exercisable within 60 days of February 15, 2015.

(11)	Consists entirely of shares subject to options that are exercisable within 60 days of February 15, 2015.

(12)

Includes (a) 19,698 shares held individually, (b) 9,940 shares held by Golden Valley Partners, L.P. (“Golden Valley”) and (c) 10,833 shares subject to options that are exercisable within 60 days of February 15, 2015. David Golden is a general partner of Golden Valley and has the power to vote and dispose of the shares owned directly by Golden Valley. Mr. Golden disclaims beneficial ownership of the shares owned by Golden Valley except to the extent of his pecuniary interest therein.

(13)	Includes 15,442 shares held individually and 10,833 shares subject to options that are exercisable within 60 days of February 15, 2015.

(14)

Includes (a) 76,628 shares held individually, (b) 1,731 shares that are transferable to Benjamin Wolin and Michael Keriakos, our former President, upon exercise of a performance warrant agreement by them and (c) 276,052 shares subject to options that are exercisable within 60 days of February 15, 2015.

(15)	Consists entirely of shares subject to options that are exercisable within 60 days of February 15, 2015.

(16)	Consists entirely of shares subject to options that are exercisable within 60 days of February 15, 2015.

(17)

Includes 1,810,254 shares subject to options that are exercisable within 60 days of February 15, 2015. Excludes 233,333 shares that Benjamin Wolin may acquire from certain of our other stockholders upon his exercise of a performance warrant agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2014 and 2013 compensation awarded to or paid to, or earned by, our Chief Executive Officer and our two other most highly compensated executive officers at December 31, 2014 (the “Named Executive Officers”).

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Benjamin Wolin (4)	2014	375,000	1,551,296	582,196	2,508,492
Chief Executive Officer	2013	375,000	—	375,000	750,000
Brian Cooper	2014	350,000	1,233,373	500,593	2,083,967
Executive Vice President, Chief Financial Officer	2013	341,667	—	350,000	691,667
Scott Wolf	2014	350,000	1,233,373	658,860(5)	2,242,233
Executive Vice President, Chief Revenue Officer	2013	345,833	—	340,000(5)	685,833

(1)

Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our Named Executive Officers during the fiscal years ended December 31, 2014 and 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

During 2013, Mr. Wolin, Mr. Cooper and Mr. Wolf received options to purchase shares that were issued subject to performance vesting conditions related to our achievement of certain financial performance metrics during 2014 that would not be established until the Board approved our 2014 operating budget. For accounting purposes, these options were not considered granted until the Board approved the 2014 operating budget in the first quarter of 2014. Therefore, for purposes of this table, the grant date fair value of these awards, which assumed that the performance conditions of the options would be met in full, is included in the 2014 option awards in the amounts of $356,224, $237,483 and $237,483 for Mr. Wolin, Mr. Cooper and Mr. Wolf, respectively.

(3)

The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect amounts paid pursuant to our cash incentive compensation program. Our Named Executive Officers are eligible to receive cash incentive compensation based upon performance objectives approved by the Compensation Committee. In the first quarter of each fiscal year, the Compensation Committee relies on the operating budget approved by the Board to determine the financial metrics to be used in setting the annual incentive compensation opportunity for that year and the relative weight to be accorded each metric. After the end of each year, the Compensation Committee reviews our performance in the relevant metrics for the preceding year in relation to the previously approved operating budget to determine the actual annual cash incentive compensation awards. For the past several years, the annual incentive compensation opportunity for our Named Executive Officers has been primarily based on our revenue and Adjusted EBITDA performance. The amount of the cash incentive compensation award for each Named Executive Officers is based upon an assigned target award, which is expressed as a percentage of such Named Executive Officer’s base salary. The amounts in this column also include the grant date fair value of restricted stock unit awards that were granted in lieu of cash amounts that would otherwise have been payable to our Named Executive Officers based on our 2014 corporate performance. Mr. Wolin, Mr. Cooper and Mr. Wolf received 23,219, 15,479 and 15,479 restricted stock units, respectively.

(4)	Mr. Wolin is also a member of the Board but does not receive any additional compensation in his capacity as a director.

(5)	The amounts reported in this column include $473,267 and $277,773 of commissions paid to Mr. Wolf in connection with the achievement of specified sales metrics in 2014 and 2013, respectively.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for our Named Executive Officers.

Outstanding Equity Awards at December 31, 2014

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Benjamin Wolin	130,090		—	5.76	4/1/2017
	133,333		—	9.27	4/11/2018
	66,666		—	5.00	6/15/2019
	66,666		—	12.00	6/15/2019
	164,166		—	7.68	10/13/2020
	91,666		41,667	6.35	3/27/2022
	—		160,000	15.00	3/13/2024
	30,184	(2)	—	8.87	6/11/2023
Brian Cooper	40,651		—	5.76	4/1/2017
	66,666		—	9.27	4/11/2018
	33,333		—	5.00	6/15/2019
	33,333		—	12.00	6/15/2019
	87,500		—	7.68	10/13/2020
	16,666		—	7.68	11/22/2020
	45,832		20,834	6.35	3/27/2022
	—		133,333	15.00	3/13/2024
	20,123	(2)	—	8.87	6/11/2023
Scott Wolf	33,333		—	5.76	6/7/2017
	16,666		—	5.76	1/1/2017
	33,333		—	9.27	4/11/2018
	30,000		—	7.68	10/13/2020
	45,832		20,834	6.35	3/27/2022
	—		133,333	15.00	3/13/2024
	20,123	(2)	—	8.87	6/11/2023

(1)

Unless otherwise noted herein, the stock options vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments over the 36 months thereafter.

(2)

Represents the vested portion of a performance-based stock option award, which was one of a series of stock options granted on June 11, 2013 and described in the registration statement for our initial public offering. In light of the performance-based vesting conditions of the awards, such awards vested in part, effective December 31, 2014, with such vesting determined on March 4, 2015. The non-vested portions of the performance-based awards terminated effective December 31, 2014.

Option Exercises

The following table shows for the fiscal year ended December 31, 2014, certain information regarding the exercise of stock option awards by our Named Executive Officers.

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Benjamin Wolin	—	—
Brian Cooper	55,900	616,864
Scott Wolf	124,665	937,775

(1)

For those options exercised in connection with or subsequent to our initial public offering, the aggregate value realized upon the exercise of an option represents the difference between the aggregate gross sales price of the shares of common stock issued upon exercise and the aggregate exercise price of the options. For those options exercised prior to our initial public offering, the aggregate value realized upon the exercise of an option represents the difference between the aggregate fair market value of the shares of common stock underlying the option on the exercise date, as determined by our Compensation Committee in consultation with an independent third party valuation consultant, and the aggregate exercise price of the options.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

401(k) Plan

We maintain the Everyday Health 401(k) Plan, a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code of 1986, as amended, limits. We currently make matching contributions in an amount equal to 50% of the first 6% contributed by a participant, subject to an annual cap. Pre-tax and matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Contributions that we make are subject to a vesting schedule; employees are immediately and fully vested in their contributions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan and all contributions are deductible by us when made.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

We have employment agreements with each of our executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the employment agreements are described below.

Benjamin Wolin

We entered into an employment agreement with Benjamin Wolin, our Chief Executive Officer, dated November 22, 2010, which sets forth the terms and conditions of his employment. Pursuant to the employment agreement, Mr. Wolin initially had an annual base salary of $375,000. Mr. Wolin’s annual base salary is currently $393,750. Mr. Wolin is eligible for an annual bonus with a target of 100% of his then-current base salary based on the achievement of certain corporate performance objectives as determined by our Compensation Committee. Mr. Wolin is also eligible for reimbursement for reasonable business expenses in accordance with our standard expense reimbursement policy.

Mr. Wolin’s employment is at will and may be terminated at any time, with or without cause. However, in the event that Mr. Wolin is terminated without cause or resigns for good reason, he will receive (i) 12 months of his then-current base salary; (ii) his then-current target bonus; (iii) credit for an additional one year of service for purposes of vesting any outstanding equity awards; and (iv) reimbursement of COBRA premiums for him and his eligible dependents, if any, for a period equal to the lesser of (y) the duration in which he is enrolled in such COBRA coverage and (z) 12 months. Upon a change in control, all outstanding unvested equity awards then held by Mr. Wolin will accelerate and vest (unless otherwise set forth in the equity award agreement accompanying a grant).

As a condition to his employment, Mr. Wolin has also agreed not to disclose any of our confidential or proprietary information or trade secrets during or after his employment with us, engage in a competing line of business, interfere with the business relationships maintained by us, and solicit our employees. The non-competition and non-solicitation provisions remain in effect for a period of one year following the later of (a) his date of termination and (b) the date of a final judgment by a court of competent jurisdiction enforcing such covenant.

Brian Cooper

We entered into an employment agreement with Brian Cooper, our Executive Vice President, Chief Financial Officer, dated November 22, 2010, which sets forth the terms and conditions of his employment. Pursuant to the employment agreement, Mr. Cooper initially had an annual base salary of $275,000. Mr. Cooper’s annual base salary is currently $367,500. Mr. Cooper is eligible for an annual bonus with a target of 100% of his then-current base salary based on the achievement of certain corporate performance objectives as determined by our Compensation Committee. Mr. Cooper is also eligible for reimbursement for reasonable business expenses in accordance with our standard expense reimbursement policy.

Mr. Cooper’s employment is at will and may be terminated at any time, with or without cause. However, in the event that Mr. Cooper is terminated without cause or resigns for good reason, he will receive (i) 12 months of his then-current base salary; (ii) his then-current target bonus; (iii) credit for an additional one year of service for purposes of vesting any outstanding equity awards; and (iv) reimbursement of COBRA premiums for him and his eligible dependents, if any, for a period equal to the lesser of (y) the duration in which he is enrolled in such COBRA coverage and (z) 12 months. Upon a change in control, all outstanding unvested equity awards then held by Mr. Cooper will accelerate and vest (unless otherwise set forth in the equity award agreement accompanying a grant).

As a condition to his employment, Mr. Cooper has also agreed not to disclose any of our confidential or proprietary information or trade secrets during or after his employment with us, engage in a competing line of business, interfere with the business relationships maintained by us, and solicit our employees. The non-competition and non-solicitation provisions remain in effect for a period of one year following the later of (a) his date of termination and (b) the date of a final judgment by a court of competent jurisdiction enforcing such covenant.

Scott Wolf

We entered into an employment letter with Scott Wolf, our Executive Vice President, Chief Revenue Officer, dated May 9, 2005, which was amended in January 2014, November 2014 and January 2015. Mr. Wolf initially had an annual base salary of $225,000. Mr. Wolf’s annual base salary is currently $350,000. Mr. Wolf is eligible to receive cash bonuses in the form of commission payments based upon our advertising and sponsorship revenue. In 2015, Mr. Wolf is also eligible for cash bonuses based on the achievement of quarterly advertising and sponsorship revenue targets. Upon a change in control, 100% of all outstanding unvested equity awards then held by Mr. Wolf will accelerate and vest (unless otherwise set forth in the equity award agreement accompanying a grant).

Mr. Wolf’s employment is at will and may be terminated at any time, with or without cause. However, in the event that Mr. Wolf is terminated without cause or resigns for good reason, he will receive (i) 12 months of this then-current base salary; (ii) an amount equal to the commission payments made to Mr. Wolf related to sales activity in 2014; and (iii) reimbursement of COBRA premiums for him and his eligible dependents, if any, for a period equal to the lesser of (y) the duration in which he is enrolled in such COBRA coverage and (z) 18 months. In the event Mr. Wolf is terminated without cause or resigns for good reason during 2015, Mr. Wolf will also receive an amount equal to the base salary he would have received for the remainder of 2015. In addition, Mr. Wolf will receive $150,000 for sales consulting services to be provided to us for a period of one year following his employment termination date and all outstanding unvested equity awards then held by Mr. Wolf will accelerate and vest in full upon expiration of the consulting period.

As a condition to his employment, Mr. Wolf has also agreed not to disclose any of our confidential or proprietary information or trade secrets during or after his employment with us, engage in a competing line of business, interfere with the business relationships maintained by us, and solicit our employees. The noncompetition and non-solicitation provisions remain in effect for a period of 18 months following his date of termination and, in limited circumstances, for a period of 36 months following such date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

Plan Category	Shares of Common Stock to be issued upon exercise of outstanding options and rights (#)	Weighted-average exercise price of outstanding options and rights ($)	Shares of Common Stock available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	5,893,698	9.94	709,187(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,893,698	9.94	709,187(1)

(1)

Includes 347,371 shares of common stock available for future issuance pursuant to our 2014 Equity Incentive Plan and 361,816 shares of common stock available for future issuance pursuant to our 2014 Employee Stock Purchase Plan.

The Board adopted, and our stockholders subsequently approved, the Everyday Health 2003 Stock Option Plan, in April 2003. In March 2013, the Board and our stockholders approved an amendment to our 2003 Stock Option Plan that, among other things, extended and renewed the 2003 Stock Option Plan for an additional ten-year term as of April 1, 2013. The 2003 Stock Option Plan provides for the grant to our officers, directors, employees, consultants and advisors of incentive stock options and nonqualified stock options to purchase our common stock. An aggregate of 7,900,000 shares of common stock may be issued pursuant to awards granted under the 2003 Stock Option Plan, as amended. We have not issued any further options under the 2003 Stock Option Plan since the adoption of our 2014 Equity Incentive Plan.

In 2014, the Board adopted, and our stockholders subsequently approved, the 2014 Equity Incentive Plan, which provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, or collectively, stock awards. Additionally, the 2014 Equity Incentive Plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors, and consultants. The aggregate number of shares of our common stock that could have been issued pursuant to stock awards under the 2014 Equity Incentive Plan was the sum of (1) 200,000 shares, (2) the number of shares reserved for issuance under our 2003 Stock Option Plan at the time the 2014 Equity Incentive Plan became effective, and (3) any shares subject to outstanding stock options that would otherwise have returned to our 2003 Stock Option Plan (such as upon the expiration or termination of a stock option prior to vesting). The number of shares of our common stock reserved for issuance automatically increases on January 1 of each year from January 1, 2015 through January 1, 2024 by the lesser of (a) 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year and (b) a number of shares determined by the Board.

In 2014, the Board also adopted, and our stockholders subsequently approved, the 2014 Employee Stock Purchase Plan, which provides for the grant of purchase rights to our employees or to employees of any of our designated affiliates. The 2014 Employee Stock Purchase Plan is implemented through a series of offerings of purchase rights to eligible employees. Purchase rights are generally not transferable.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of our current and former non-employee directors that served during 2014:

2014 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Douglas McCormick(2)	52,500		179,261	—		231,761
Dana L. Evan(2)	41,250		149,384	—		190,634
David Golden(2)	33,750		149,384	—		183,134
Habib Kairouz(2)	30,000		149,384	—		179,384
Myrtle Potter(2)	22,500		149,384	—		171,884
Sharon Wienbar(2)	37,500	(4)	149,384	—		186,884
D. Jarrett Collins(3)	—		—	—		—
Donn Davis(3)	—		—	—		—
Michael Keriakos(2)(3)	—		—	450,000	(5)	450,000

(1)

Amounts reported in this column do not reflect the amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our directors during the fiscal year ended December 31, 2014, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)	The table below sets forth the aggregate number of outstanding option awards held by our current and former non-employee directors that served during 2014 as of December 31, 2014:

Name	Option Awards
Douglas McCormick	303,719
Dana L. Evan	170,332
David Golden	20,000
Habib Kairouz	20,000
Myrtle Potter	94,644
Sharon Wienbar	20,000
Michael Keriakos	731,754

(3)	Messrs. Collins, Davis and Keriakos resigned from the Board in connection with our initial public offering.

(4)	Fees earned by Ms. Wienbar for service on the Board and committees of the Board were paid to Scale Management, LLC and not Ms. Wienbar individually.

(5)

Amount reported reflects fees paid to Mr. Keriakos in 2014 for advisory services in connection with a transition agreement we entered into with Mr. Keriakos. See “Transactions with Related Persons—Certain Related-Person Transactions” below for a further discussion of the transition agreement with Mr. Keriakos.

Non-Employee Director Compensation Policy

We have adopted a non-employee director compensation policy. This policy is intended to fairly compensate our non-employee directors for the time and effort necessary to serve as a member of the Board. Non-employee directors will receive a combination of cash and equity-based compensation as part of this policy. A non-employee director may decline all or any portion of his or her compensation upon prior notice to us, as long as such notice is received prior to the date on which the compensation is to be paid.

The cash component of the non-employee director compensation policy is as follows:

•	$30,000 annual retainer for each member of the Board plus an additional $30,000 in the case of the chairman of the Board;

•	$10,000 annual retainer for each member of the Audit Committee and $20,000 annual retainer for the chairman of the Audit Committee;

•	$5,000 annual retainer for each member of the Compensation Committee and $10,000 annual retainer for the chairman of the Compensation Committee; and

•	$5,000 annual retainer for each member of the Nominating and Corporate Governance Committee and $10,000 annual retainer for the chairman of the Nominating and Corporate Governance Committee.

The annual cash compensation amounts are payable in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the Board service will occur.

Each individual elected or appointed to the Board as a non-employee director for the first time will automatically be granted a nonstatutory option to purchase an aggregate number of shares of our common stock having an estimated fair value on the date of grant of $150,000, with the fair value determined using the same method as used to calculate the grant date fair value of stock options for financial accounting purposes, except that no provision shall be made for estimated forfeitures related to service-based vesting.

At the close of business on the date of each of our annual stockholders’ meetings, each non-employee director will automatically be granted a nonstatutory option to purchase an aggregate number of shares of our common stock having an estimated fair value on the date of grant of $100,000 (plus an additional $30,000 in the case of the chairman of the board of directors, if then a non-employee director), with the fair value determined using the Black-Scholes option pricing model on the same basis as used for financial accounting purposes; except that no provision shall be made for estimated forfeitures related to service-based vesting.

In the discretion of the Board, the form of the equity award under this policy may be a combination of the grant of a stock option and a restricted stock unit award, which combination will have an aggregate value equal to the applicable value described above. The value of a restricted stock unit award to be granted under this policy will be determined based on the fair market value per share of our common stock on the grant date.

All stock options granted under this policy will have a term of ten years from the date of grant and will have an exercise price per share equal to 100% of the fair market value of our underlying common stock on the date of grant. All stock options granted under this policy will vest in a series of 24 successive equal monthly installments over the two-year period measured from the date of grant, subject to the non-employee director’s continued service on the Board. All restricted stock unit awards granted under this policy will vest in two equal annual installments on the first and second anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board. Notwithstanding these vesting schedules, the shares subject to then-outstanding stock options and restricted stock unit awards granted under this policy will become fully vested immediately prior to the effectiveness of a change in control transaction.

We also reimburse our directors for reasonable out-of-pocket and travel expenses in connection with attendance at Board and committee meetings.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In 2014, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or an owner of more than 5% of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions since January 1, 2014 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Indemnification

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Voting Agreement

Prior to our initial public offering, we were party to a voting agreement under which certain holders of our capital stock, including certain holders of more than 5% of our capital stock and entities affiliated with certain of our directors, agreed to vote in a certain way on certain matters, including with respect to the election of directors. The voting agreement terminated upon our initial public offering in April 2014, and none of our stockholders currently have any special rights regarding the election or designation of members of the Board.

Agreement with Stockholders

We are party to a sixth amended and restated stockholder rights agreement with certain of the holders of our common stock, including Benjamin Wolin, our Chief Executive Officer, Douglas McCormick, a member of the Board, certain holders of more than 5% of our capital stock and entities affiliated with certain of our directors. The stockholder rights agreement provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Transition Agreement with Michael Keriakos

On December 19, 2013, we entered into a transition agreement with Michael Keriakos, our former President. Pursuant to the transition agreement, Mr. Keriakos’ last day of employment as our President was December 31, 2013. From January 1, 2014 through December 31, 2015, Mr. Keriakos has provided, and shall continue to provide, us with various advisory and transition-related services, as well as serve as the leader of our board of advisors. Mr. Keriakos received an advisory services fee of $650,000, $450,000 of which was paid on April 1, 2014 and $200,000 of which was paid on April 1, 2015.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Everyday Health, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Everyday Health, Inc. Direct your written request to Everyday Health, Inc., Attention: Seth Zelnick, Vice President, Deputy General Counsel, 345 Hudson Street, 16th Floor, New York, NY 10014 or contact Seth Zelnick at 646-728-9500. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Everyday Health, Inc., 345 Hudson Street, 16th Floor, New York, NY 10014.

EVERYDAY HEALTH, INC.

345 HUDSON STREET, 16TH FLOOR

NEW YORK, NY 10014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M92349-M92709	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERYDAY HEALTH, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:						number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	David Golden
	02)	Sharon Wienbar

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M92710-P62974

EVERYDAY HEALTH, INC.

Annual Meeting of Stockholders

June 2, 2015, 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Benjamin Wolin and Alan Shapiro, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Everyday Health, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on June 2, 2015, at the offices of Cooley LLP, 1114 Avenue of the Americas, 46th Floor, New York, New York 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposal 2.

Address Change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side